Exhibit (p)(3)


                               PPM HOLDINGS, INC.

                                PPM AMERICA, INC.

                                PPM FINANCE, INC.

                                PPM AMERICA FUNDS

                           CODE OF ETHICS AND CONDUCT

         As an investment adviser, PPM America, Inc. ("PPMA") owes its clients and shareholders of the PPM America Funds ("PPM Funds") the highest duty of diligence and loyalty. Accordingly, one of the fundamental policies of PPMA is to avoid any conflict of interest. In furtherance of this fundamental policy, this Code of Ethics and Conduct ("Code") has been adopted by PPMA, by PPMA's immediate parent company, PPM Holdings, Inc., by PPMA's affiliated company, PPM Finance, Inc., and by the PPM Funds. PPMA, PPM Holdings and PPM Finance are referred to collectively in the Code as "PPM". The PPM Funds have separately adopted a Code of Ethics for the disinterested trustees.

         The Code applies to each employee of PPM, including all executive officers of PPMA, PPM Holdings or PPM Finance, and to all access persons of the PPM Funds (each referred to collectively in the Code as an "Employee"). Each Employee should consult with the Chief Compliance Officer of the PPM Company with which the Employee is affiliated regarding any question about the Code or other issues relating to PPM's fiduciary obligations to its clients before taking any action. Please also remember that PPM has developed Policy and Procedures Regarding Inside Information and Chinese Walls ("Inside Information Policy"). Please refer to the Inside Information Policy as appropriate.

                              I. GENERAL STANDARDS

         A. FAIR DEALING. Each Employee shall act in a manner consistent with the obligation of PPM and each person covered by the Code to deal fairly with all clients when taking investment action. Any investment ideas developed by an Employee in the course of the Employee's work for PPM shall be made available for use by PPM's clients prior to any personal trading or investment by any Employee based on such ideas, including trading or investment by an Employee directly or indirectly.

         B. PERSONAL SECURITIES TRANSACTIONS. No Employee may purchase or sell any security in which the Employee has a beneficial interest except in accordance with this Code. See Appendix A for examples of situations in which a person covered by the Code will be deemed to have a beneficial interest in a security for purposes of the Code. Specific prohibitions and reporting requirements are contained in Sections III and IV of the Code.

         C. GIFTS, FAVORS, AND GRATUITIES. An Employee may not accept any gift, favor, gratuity or invitation offered by any broker, client, approved company (i.e., a company whose securities are held by a PPM client, including PPM Funds), supplier, or other person or organization with whom PPM has a business relationship, that creates a conflict between the Employee's personal financial interest and the interests of PPM's clients. Specifically, an Employee may not accept any such gift, favor, gratuity or invitation except those extended as a customary courtesy of business life. Prohibited gifts or gratuities include the receipt of any credit facility, personal investment opportunities or other special treatment from any broker or dealer that is not available from that broker or dealer to similarly situated customers not in the securities or investment management business.

         No Employee should offer any gift, favor, gratuity, or invitation that influences decision-making or otherwise creates a conflict of interest on the part of the intended recipient.

     D. CONFIDENTIALITY. Information relating to any client's portfolio or activities is strictly confidential and shall not be disclosed, orally or in writing, to anyone outside PPM, unless that Employee has been specifically authorized to release that information. For further guidance in this regard, consult PPM's Press Policy and policy regarding Confidential Information and Non-Competition.

     E. SERVICE AS A DIRECTOR. No Employee shall serve on the board of directors (or equivalent) of any company with a class of publicly-held securities, unless such service has been authorized by PPM's Management Committee. Board service increases the likelihood of possession of material, non-public information. Please refer to PPM's Inside Information Policy.

     F. EXEMPTIONS FROM THE CODE'S PROVISIONS. The purpose of the Code is to prevent the damage that might result from a conflict between the interests of an Employee of PPM and PPM's clients, not to impose undue financial burdens on persons subject to the Code. For that reason, the Chief Compliance Officer has the authority to grant an exemption, in advance of any proposed transaction, from any provision of this Code except the provisions requiring reporting of personal securities transactions if, in the judgment of the Chief Compliance
Officer, compliance with the provision of the Code would result in serious financial hardship to the Employee and the requested exemption would not result in any breach by PPM of its duties to its clients. EXEMPTION OF A PROPOSED TRANSACTION FROM THE CODE IS EXPECTED TO BE GRANTED VERY RARELY.

                      II. TRANSACTIONS COVERED BY THE CODE

                             AND EXEMPT TRANSACTIONS

         The Code regulates personal securities transactions as a part of the effort by PPM to detect and prevent conduct that might create an actual or potential conflict of interest with a client. The Code flatly prohibits certain transactions and establishes reporting requirements for ALL TRANSACTIONS except those listed as exempt in Section II.B.

     A. TRANSACTIONS COVERED BY THE CODE. Every transaction in a security by or for the benefit of an Employee is subject to the Code.

     Security is defined very broadly for purposes of the Code. Transactions involving options, warrants, and futures contracts are subject to the same restrictions and procedures as those set forth in this Code with respect to the underlying securities.

     The Code covers transactions in the personal account of an Employee, the account of any member of the Employee's immediate family (including spouse, minor children or any relative living in the Employee's home), any other account in which the Employee has a direct or indirect financial or "beneficial" ownership interest, or in any nonclient account controlled by or under the influence of the Employee. As required by the Securities and Exchange Commission, beneficial interest is defined broadly; see Appendix A to the Code for examples of ownership arrangements covered by the Code. Having a beneficial interest in a security for purposes of the Code is not necessarily the same thing as ownership for other purposes (including, for example, tax purposes).

     If you have any question about whether a transaction is covered by the Code, contact the Chief Compliance Officer before taking any action.

     B. EXEMPT TRANSACTIONS. The following transactions are exempt from the reporting provisions of this Code:

               1. purchases or sales effected in any account over which an Employee has no direct or indirect influence or control or in any account of the Employee which is managed on a discretionary basis by a person other than the Employee and with respect to which the Employee does not in fact influence or control purchase or sale transactions;

               2. purchases or sales which are involuntary on the part of the Employee (for example, the redemption of a debt security by the issuer);

               3.   purchases   which   are  part  of  an   automatic   dividend
                    reinvestment plan;

               4. purchases of securities by exercising rights that were issued pro rata to all holders of a class of securities, but only if the Employee acquired the rights directly from the issuer (and not by purchase from someone other than the issuer), and sales of rights that were acquired by the Employee by pro rata issuance directly from the issuer; and

               5. transactions involving: shares of registered open-end mutual funds; securities issued by the United States Government; bankers' acceptances; bank certificates of deposit; commercial paper; short-term debt securities issued or guaranteed by any agency or instrumentality of the United States Government; or other money market instruments designated by PPMA.

                         III. PERSONAL INVESTMENT RULES

     A. PROHIBITED TRANSACTIONS. The following transactions are prohibited:

               1. FRONT-RUNNING. No Employee shall engage in "front-running" an order or recommendation, even if the Employee is not handling either the order or the recommendation and even if the order or recommendation is for someone other than a client of PPM. Front-running consists of executing a transaction in the same or underlying securities, options, rights, warrants, convertible securities, or other related securities, in advance of block or large transactions of a similar nature likely to affect the value of the securities, based on the knowledge of the forthcoming transaction or recommendation.

               2. SECURITIES ON RESTRICTED LISTS; INSIDE INFORMATION POLICY. No Employee may purchase or sell any security prohibited by the Inside Information Policy, including:

                    a.   any security on the Firm Wide Restricted List; and

                    b. for Employees designated in the Inside Information Policy as members of the Private Information Investment and Access Groups, any security on the Private Information Restricted List.

                    See the Inside Information Policy for more information and definitions.

               3. BLACKOUT PERIOD FOR CLIENT TRANSACTIONS. No Employee may purchase or sell any security which: (a) is being purchased or sold on behalf of a client (i.e., an order has been entered but not executed for a client), (b) has been purchased or sold by a client within the prior seven calendar days, or (c) is being planned for purchase or sale on any client's behalf within the next seven days.

                    Notwithstanding the prohibition in the preceding paragraph, no blackout period will apply to any Exempt Transaction, as defined in Section II.B. of the Code, or to any transaction in a security which is being purchased or sold, has been purchased or sold, or is being planned for purchase or sale, on behalf of a PPMA client by a foreign affiliate of or subadviser to PPMA.

               4. PRE-APPROVAL OF PERSONAL SECURITIES TRANSACTIONS. No Employee may initiate, recommend, or in any other way participate in a personal securities transaction in a security that is not an Exempt Transaction (as defined in this Code) unless that transaction has been pre-approved as described in III.B., below.

               5. INITIAL PUBLIC OFFERINGS. No Employee may purchase any equity security or any security convertible into an equity security in an initial public offering ("IPO") of that security.

               6. PRIVATE PLACEMENTS. No Employee may purchase any security in a private placement without the prior written approval of the Chief Compliance Officer.

               7. SHORT SALES. No Employee may sell short any security that is held in any PPMA client account.

               8. DEALING WITH CLIENTS. No Employee may sell or purchase any security to or from a client portfolio.

               9. BETS. No Employee shall make a wager or bet of any kind on the change in the price of any security or the value of any securities index.

          B.   PROCEDURES FOR PRE-APPROVAL OF PERSONAL SECURITIES TRANSACTIONS.

               1. TRANSACTIONS FOR WHICH PRE-APPROVAL IS REQUIRED. Except for Exempt Transactions (as defined in Section II.B., above), each Employee must obtain written approval to initiate, recommend, or in any other way participate in a personal securities transaction of any kind (including purchases, sales, exercises and exchanges) from the Chief Compliance Officer of PPMA or any other person designated by the Chief Compliance Officer.

               2. HOW TO REQUEST PRE-APPROVAL. Requests by an Employee for prior approval of personal securities transactions must be made in writing on PPM's standard Personal Trade Information form ("PTI"). A copy of the PTI is attached as Appendix B. In requesting pre-approval, an Employee must disclose any relationship between the security proposed to be purchased and any security held or planned to be acquired by any PPM client (for example, the security proposed to be purchased has been made available because of purchases of the same or related securities by PPM clients).

               3. APPROVAL BY A COMPLIANCE OFFICER. The reviewing Compliance Officer shall mark his response on the PTI, give two copies to the Employee and give the other copy to the Chief Compliance Officer. A Compliance Officer will generally approve a personal securities transaction if, in the judgment of the Compliance Officer:

                    a.   the transaction is not prohibited by the Code;

                    b.   the   transaction   does  not  violate   PPM's   Inside
                         Information Policy; and

                    c. the transaction does not involve a conflict of interest or potential for a conflict of interest.

               4. EXECUTING A PRE-APPROVED TRANSACTION. Pre-approval of a securities transaction is effective for three New York Stock

                    Exchange   trading  days  following  the  date  approval  is
                    granted.1 If an Employee becomes aware of a significant change in the circumstances on which approval was based before the transaction is executed, the member shall bring that change in circumstances to the attention of the Compliance Officer who approved the transaction to determine whether the previously granted approval should be revoked or modified.

                    If the transaction is executed, the Employee shall submit to the Chief Compliance Officer a copy of the completed PTI within two business days of execution of the transaction, showing the terms of the transaction as executed. If the transaction is not executed, the PTI should be returned to the Chief Compliance Officer showing that the transaction was not completed.

               5.   EFFECT  OF  PRE-APPROVAL.   The  approval  of  any  personal
                    securities transaction by a Compliance Officer does not relieve an Employee of that Employee's Responsibilities under the federal securities laws, including those relating to insider trading, or PPM's policies, including this Code.

          C.   REPORTS OF PERSONAL INVESTMENTS AND TRANSACTIONS.

               1. ACCOUNT AND HOLDINGS REPORT. Upon entering employment with PPM and annually thereafter, every Employee must submit to the Chief Compliance Officer a Personal Securities Accounts and Holdings Report ("Personal Securities Report") (a copy of which is attached as Appendix C) with respect to every security and securities account in which the Employee has or expects to have a beneficial interest and every nonclient account for which he or she exercises influence or control over investment decisions.

                    As to securities accounts, the Personal Securities Report requires the Employee to identify the brokerage firm at which each such account is maintained, the title of the account, the account number, and the names and addresses of all individuals with a beneficial interest in the account. When an Employee opens a new securities account, closes an existing account, or no longer has influence or control over an account, the Employee shall promptly notify the Chief Compliance Officer in writing.

                    As to securities holdings, the Personal Securities Report requires disclosure of the name of the security, the type of security, the number of shares or principal amount (for debt securities), the nature of the Employee's interest in the security, and the brokerage firm where it is held. An Employee need not report securities obtained in Exempt Transactions as described in Section II.B., above.

                    The annual submission of the Personal Securities Report is due by February 28 of each year, reporting each Employee's securities accounts and holdings as of December 31 of the prior year. The Chief Compliance Officer shall keep a copy of all Personal Securities Reports.

               2. TRANSACTION REPORTING. Each Employee shall report all completed personal securities transactions to the Chief Compliance Officer by completing the PTI in accordance with the procedures set forth in Section III.B., above.

               3. CONFIRMATIONS AND STATEMENTS. Each Employee is responsible for arranging to have confirmations and monthly account statements for each account listed by the Employee in the Employee's Personal Securities Report sent by the broker or other entity holding the account to the Chief Compliance Officer.

                         IV. ADMINISTRATION OF THE CODE

          A.   Communications.

               1. INITIAL COMMUNICATION AND CERTIFICATION. Upon adoption of the Code or the commencement of employment, each Employee of PPM is provided with a copy of the Code. At that time, each Employee also is scheduled to discuss the Code with the Chief Compliance Officer. Each Employee is required to acknowledge his or her understanding of the Code's prohibitions and requirements by signing a Compliance Certificate and returning it to the Chief Compliance Officer for retention in PPM's files.

               2. ANNUAL CERTIFICATION. Each year PPM recirculates the Code to its Employees and requires that each of them sign a Compliance Certificate and return the executed copy to the Chief Compliance Officer.

               3. QUESTIONS. Persons subject to the Code are encouraged to direct any questions that may arise concerning the Code and its prohibitions to the Chief Compliance Officer.

          B.   REVIEW OF PERSONAL SECURITIES TRANSACTIONS.

               1. REVIEW OF CONFIRMATIONS. Within five business days after the receipt of a confirmation, the Chief Compliance Officer or someone under his supervision shall match the confirmation with the appropriate PTI, to ensure that all trades have received prior authorization, if required.

                    If a confirmation discloses a securities transaction which was required to be pre-approved, but for which no prior written approval was obtained, or which was executed after the prior approval expired, the Chief Compliance Officer shall discuss the circumstances of the transaction and the reason for the failure to follow required procedures with the Employee and shall make a written record of the matter. A copy of that record shall be retained in that Employee's personal securities transactions file. This action does not preclude any other sanction for violation of the Code.

               2. MONTHLY REVIEW. On a monthly basis, the Chief Compliance Officer or someone under his supervision shall review each Employee's personal securities transactions, using the PTIs, confirmations, and other account documentation to look for indications of improper personal securities transactions. The Chief Compliance Officer shall discuss any questionable transactions with the Employee who effected the trade and make such other inquiries as the Chief Compliance Officer in his discretion deems appropriate. The Chief Compliance Officer shall make a written record of any determination made and the reasons underlying that determination.

     C. RECORDKEEPING. The Chief Compliance Officer or someone under his supervision shall maintain the records listed below for a period of five years at PPM's principal place of business in an easily accessible place:

               1.   LIST  OF  PERSONS  COVERED  BY  THE  CODE.  A  list  of  all
                    Employees, which shall constitute a list of all persons subject to the Code during the period.

               2. COMPLIANCE CERTIFICATES. Compliance Certificates signed by all Employees acknowledging receipt of copies of the Code and acknowledging that they are subject to it, and, in the case of Employees subject to the Code in prior periods, certifying that he or she complied with the Code during that prior period.

               3. THE CODE. A copy of each code of ethics that has been in effect at any time during the period.

               4. REPORTS. A copy of each Personal Securities Report, PTI, confirmation and monthly statement submitted by an Employee and a record of any known violation and action taken as a result thereof during the period.

     D. ANNUAL REVIEW OF PROCEDURES. The Code shall be reviewed by PPM's management on an annual basis to assess its effectiveness, in conjunction with PPM's other policies and procedures, in preventing improper and illegal personal securities trading by PPM's Employees.



                            V. VIOLATIONS OF THE CODE

     If the Chief Compliance Officer determines that a violation or possible violation of any of the provisions of this Code has occurred, the Chief Compliance Officer shall report that determination to the President of PPMA (or, if the violation of the Code is believed to involve the President, appropriate executive officers of PPM Limited). The Chief Compliance shall discuss the matter with the Employee. If the President of PPMA agrees with the determination of the Chief Compliance Officer, the Chief Compliance Officer shall promptly report such violation to the Board of Directors of PPMA and/or to the Board of Trustees of PPM Funds. PPMA's Board of Directors may impose such sanctions against the Employee as it deems appropriate under the circumstances. Such sanctions may include unwinding a transaction, forfeiture of any profit from a transaction, reduction in salary, censure, suspension or termination of employment.

     Violations of this Code may also violate the federal securities laws. Sanctions for violations of the federal securities laws, particularly violations of the antifraud provisions, include fines, money damages, injunctions, imprisonment, and bars from certain types of employment in the securities business.

                                                                      Appendix A



                        EXAMPLES OF BENEFICIAL OWNERSHIP

         You will be deemed to have a beneficial interest in a security for purposes of the Code in the circumstances listed below.

     1. Securities held by you for your own benefit, whether such securities are in bearer form, registered in your own name, or otherwise;

     2. Securities held by others for your benefit (regardless of whether or how such securities are registered), such as, for example, securities held for you by custodians, brokers, relatives, executors, or administrators;

     3. Securities held by a pledgee for your account;

     4. Securities held by a trust in which you have an interest. A remainder interest will confer beneficial ownership only if you have power to exercise or share investment control over the trust.

     5. Securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an interest in the trust.

     6. Securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or share investment control;

     7. Securities held by any non-public partnership in which you are a partner to the extent of your interest in partnership capital or profits;

     8. Securities held by a personal holding company controlled by you alone or jointly with others;

     9. Securities held in the name of your spouse unless legally separated, or in the name of you and your spouse jointly;

     10. Securities held in the name of your minor children or in the name of any immediate family member of you or your spouse (including an adult child) who is presently sharing your home. This applies even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household;

     11. Securities held in the name of any person other than you and those listed in paragraphs (9) and (10), above, if by reason of any contract, understanding, relationship, agreement, or other arrangement you obtain benefits substantially equivalent to those of ownership;

     12. Securities held in the name of any person other than you, even though you do not obtain benefits substantially equivalent to those of ownership (as described in (11), above), if you can vest or revest title in yourself.

                                                                      Appendix B



                           PERSONAL TRADE INFORMATION

                                  CONFIDENTIAL

                  Employee Name:__________________________________________


--------------------------------------------------------------------------------



PART A:         PRE-CLEARANCE

                Securities Description:
                                       -----------------------------------------

          Buy    |_|                                                   Sell  |_|

          Quantity2:

          Is this security or transaction related in any way to a security being held, purchased or sold by PPM on behalf of a client? No |_| Yes |_|

         Give Details___________________________________________________________

         Pre-Approval Signature:                                Date:
                                -------------------------------      -----------

Reminder: Pre-approval is valid for only 3 NYSE trading days following the date of pre-approval.

--------------------------------------------------------------------------------


PART B:         TRADE DETAIL

         Buy    |_|                                                    Sell  |_|

                Trade Date:            Quantity:       Price per Unit:
                           ------------         -------               ----------

         Broker:
                ----------------------------------------------------------------

         Check here if the transaction was not executed: |_|

Employee Signature:                                   Date:
                   -----------------------------------     ---------------------


--------------------------------------------------------------------------------



PART C:         REVIEW

Reviewer's Notes:
                 ---------------------------------------------------------------




         Reviewer's Initials:                           Date of Review:
                             --------------------                      ---------


2 For equity securities, enter the number of shares. For debt securities, enter the par value.

                                                                      Appendix C



                PERSONAL SECURITIES ACCOUNTS AND HOLDINGS REPORT

         In accordance with PPM's Code of Ethics and Conduct (the "Code"), please provide a list of all of your securities accounts and securities holdings in which you have a beneficial interest. More detailed instructions are set forth below. You will be asked to complete this report upon entering PPM's employment and annually thereafter. In addition, during the course of the year, if you open a new account or otherwise obtain a beneficial interest in a securities account, the Code requires that you report that new account in writing to the Chief Compliance Officer. If you have any question as to whether a security account or holding should be reported on this Report, you should consult with the Chief Compliance Officer.

1. Please provide a list identifying all securities accounts in which you have a beneficial interest. See Appendix A to the Code for examples of situations in which you will be deemed to have a beneficial interest in a security. If you have any question as to whether an account should be reported, you should consult with the Chief Compliance Officer.


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        NAME OF ACCOUNT        ACCOUNT NUMBER        NAME OF BROKERAGE FIRM


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         NOTE:  CONTINUE LISTING AS NECESSARY ON ADDITIONAL SHEETS

         2. Please provide a list of all securities in which you have a beneficial interest. See Appendix A to the Code for examples of situations in which you will be deemed to have a beneficial interest in a security. You need not include securities that you obtained in Exempt Transactions as defined in the Code. If you do not have any securities holdings to report, write NONE. Instead of filling out this form, you may attach copies of the most recent statements of each of the accounts listed above.

================================================================================
                                            Number of
                                            Shares or
                                  Type of   Principal4          Brokerage Firm
   NAME OF SECURITY              Security3    Amount              Where Held
------------------------------ ------------ ---------------- -------------------
------------------------------ ------------ ---------------- -------------------

------------------------------ ------------ ---------------- -------------------
------------------------------ ------------ ---------------- -------------------

------------------------------ ------------ ---------------- -------------------
------------------------------ ------------ ---------------- -------------------

------------------------------ ------------ ---------------- -------------------
------------------------------ ------------ ---------------- -------------------

------------------------------ ------------ ---------------- -------------------
------------------------------ ------------ ---------------- -------------------

------------------------------ ------------ ---------------- -------------------
------------------------------ ------------ ---------------- -------------------

------------------------------ ------------ ---------------- -------------------
------------------------------ ------------ ---------------- -------------------

------------------------------ ------------ ---------------- -------------------
------------------------------ ------------ ---------------- -------------------
================================================================================


         NOTE:  CONTINUE LISTING AS NECESSARY ON ADDITIONAL SHEETS

         I CERTIFY THAT THE STATEMENTS MADE BY ME ON THIS FORM ARE TRUE, COMPLETE, AND CORRECT TO THE BEST OF MY KNOWLEDGE AND BELIEF AND ARE MADE IN GOOD FAITH.



------------------------------           ----------------------------------
Date                                     Signature


3 Insert the following symbol as pertinent to indicate the type of security held: C-common stock, P-preferred stock, O-option, D-debt security, and X-other.

4 For Debt Securities.

                                PPM AMERICA, INC.

                             COMPLIANCE CERTIFICATE

-------------------------
Name (print or type)

         This is to certify that the attached Code of Ethics and Conduct ("Code") was distributed and explained to me at a meeting held on _____________________, 199___. I have read and understand the Code. I certify that I will comply with these policies and procedures during the course of my employment by PPM and that, since my last Compliance Certification (if any), I have complied with the Code. Moreover, I agree to promptly report to the Chief Compliance Officer any violation or possible violation of these policies and procedures. I UNDERSTAND THAT VIOLATION OF THE CODE SHALL BE GROUNDS FOR DISCIPLINARY ACTION OR DISMISSAL AND MAY ALSO BE A VIOLATION OF FEDERAL AND/OR STATE SECURITIES LAWS.

------------------------------           ----------------------------------
Date                                     Signature

                                                                  Exhibit (p)(7)
                       MEMORIAL INVESTMENT ADVISORS, INC.

                                 CODE OF ETHICS

INTRODUCTION

         This  Code  of  Ethics  (the  "Code")  has  been  adopted  by  Memorial
Investment Advisors, Inc. ("Memorial Advisors") with respect to Memorial Advisors investment advisory services to U. S. registered investment companies or series thereof (each a "Fund"). The Code establishes standards and procedures for the detection and prevention of inappropriate personal securities transactions by persons having knowledge of the investments and investment intentions of a Fund and addresses other situations involving a potential conflict of interest. Definitions of underlined terms are included in Appendix A.

         This  Code  is  intended  to  ensure  that  the   personal   securities
transactions of persons subject to the Code are conducted in accordance with the following principles:

         (i)      the duty at all times to place first the interests of Clients;

         (ii) The requirement that all personal securities transactions be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's responsibility and position of trust; and

         (iii) the fundamental standard that Memorial Advisors personnel not take inappropriate advantage of their positions.

1.       WHO IS COVERED BY THIS CODE

        This Code applies to all directors, officers and employees of Memorial Advisors. Certain provisions apply only to Access Persons and Investment Personnel and portfolio managers, in each case only with respect to those Funds as listed in Appendix B. Memorial Advisors forbids any Access Person or Investment Personnel from engaging in any conduct which is contrary to this Code or Memorial Advisor's Insider Trading Policy and Related Procedures. All Access Persons are subject to the Code's restrictions and requirements regarding opening securities accounts, effecting securities transaction, report securities transactions, maintaining information and documents in a confidential manner and other matters.

         Failure to comply with this Code is a very serious matter and may result in disciplinary action, including, among other things, monetary fines, disgorgement of profits, and suspension or termination of employment.

2.       PRECLEARANCE REQUIREMENT

All Access Persons must obtain prior written approval from the designated Review Officer before engaging in personal securities transactions. Approvals will be valid for 24 hours.

3.       PROHIBITED TRANSACTIONS

         (a)      ALL DIRECTORS, OFFICERS AND EMPLOYEES:

                  (i) PROHIBITION AGAINST FRAUDULENT CONDUCT. No director, officer or employee may use any information concerning a security held or to be acquired by a Fund, or his or her ability to influence any investment decisions, for personal gain or in a manner detrimental to the interests of a Fund. In addition, no director, officer or employee shall, directly or indirectly:

                    (1) employ any device,  scheme or artifice to defraud a Fund or engage in any manipulative practice with respect to a Fund;

                    (2) make to a Fund, any untrue  statement of a material fact or omit to state to a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                    (3) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Fund; or

                    (4) engage in any  manipulative  practice  with respect to a
               Fund.

                  (ii) CONFIDENTIALITY. Except as required in the normal course of carrying out their business responsibilities, no director, officer or employee shall not reveal information relating to the investment intentions or activities of any Fund, or securities that are being considered for purchase or sale on behalf of any Fund.

          (b) ACCESS PERSONS. In addition to the restrictions in Section 3(a), Access Persons are subject to the following restrictions:

                  (i) BLACKOUT PERIOD. Access Persons shall not purchase or sell a Covered Security in an account over which they have direct or indirect influence or control on a day during which they know or should have know a Fund has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn. For purposes of this Section, the (i) common stock and any fixed income security of an issuer shall not be deemed to be the same security and (ii) non-convertible preferred stock of an issuer shall be deemed to be the same security as the fixed income securities of that issuer; and (iii) convertible preferred stock shall be deemed to be the same security as both the common stock and fixed income securities of that issuer.

                    (1)  BLACKOUT  PERIOD   EXCLUSIONS  AND   DEFINITIONS.   The
               following transactions shall not be prohibited by this Code and are not subject to the limitations of Section 3(b):

                         (A) purchases or sales over which the Access Person has
                    no direct or indirect influence or control (for this purpose, you are deemed to have direct or indirect influence or control over the accounts of a spouse, minor children and relatives residing in the Access Person's home);

                         (B) purchases  which are part of an automatic  dividend
                    reinvestment plan;

                         (C) purchases or sales which are  non-volitional on the
                    part of the Access Person; and

                         (D) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

                  (ii) UNDUE INFLUENCE. Access Persons shall not cause or attempt to cause any Fund to purchase, sell or hold any security in a manner calculated to create any personal benefit to them and shall not recommend any securities transactions for a Fund without having disclosed their interest, if any, in such securities or the issuer thereof, including, without limitation,
(i) beneficial ownership of any securities of such issuer, (ii) any position with such issuer or its affiliates and (iii) any present or proposed business relationship between the Access Person (or any party in which he or she has a significant interest) and such issuer or its affiliates.

               (iii)  CORPORATE  OPPORTUNITIES.  Access  Persons  shall not take
personal  advantage  of  any  opportunity   properly belonging to a Fund.



               (iv) OTHER  PROHIBITED  TRANSACTIONS.  Access  Persons shall not:


                    (1) induce or cause a Fund to take actions or to fail to take action, for personal benefit rather than for the benefit of the Fund;

                    (2) accept  anything  other than of de minimis  value or any other preferential treatment from any broker-dealer or other entity with which a Fund does business;

                    (3) establish or maintain an account at a broker-dealer, bank or other entity through which securities transactions may be effected without written notice to the designated Review Officer prior to establishing such an account;

                    (4) use  knowledge of portfolio  transactions  of a Fund for their personal benefit or the personal benefit of others; or

                    (5) violate the anti-fraud provisions of the federal or state securities laws.

     (c) INVESTMENT PERSONNEL. In addition to the restrictions in Sections 3(a) and (b), Investment Personnel are subject to the following restrictions:

                  (i) SHORT-TERM TRADING PROFITS. Investment Personnel shall not profit from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 calendar days. Any profits realized on such short-term trades shall be disgorged to charity. The designated Review Officer may grant exceptions to this prohibition in whole or in part and upon such conditions as the Review Officer may impose if the Review Officer determines that no harm resulted to a Fund and that to require disgorgement would be inequitable or result in undue hardship to the individual who entered into the transaction.

                   (ii) INITIAL PUBLIC OFFERINGS.   Investment Personnel may not
directly or indirectly acquire securities in an initial public offering.

                  (iii) PRIVATE PLACEMENTS Investment Personnel may not directly or indirectly acquire securities in a private placement unless the Review Officer determines whether the investment opportunity should be reserved for a Fund, and whether such opportunity is being offered to the Investment Personnel by virtue of their position with the Fund. Any Investment Personnel of a Fund who has taken a personal position through a private placement will be under an affirmative obligation to disclose that position in writing to the Review Officer if he or she plays a material role in the Fund's subsequent investment decision regarding the same issuer; this separate disclosure must be made even though the Investment Personnel has previously disclosed the ownership of the privately placed security in compliance with the preclearance requirements of this section. Once disclosure is given, an independent review of the Fund's investment decision will be made.

                  (iv) SERVICE AS A DIRECTOR. Investment Personnel shall not serve on the boards of directors of publicly traded companies, absent prior authorization based upon a determination by the Review Officer that the board service would be consistent with the interests of the Fund and its shareholders.

         (d) PORTFOLIO MANAGERS. In addition to the restrictions in Sections 3(a), (b) and (c), no portfolio manager shall purchase or sell a Covered Security within seven calendar days before or after a Fund for which the portfolio manager makes or participates in making a recommendation trades in that security. Any profits realized on trades within this proscribed period shall be disgorged and given to charity.

4.       REPORTING REQUIREMENTS

(a) REPORTING. Access Persons, must report to the designated Review Officer the information described in this Section with respect to transactions in any Covered Security in which they have, or by reason of such transaction acquire, any direct or indirect beneficial ownership.

(b)               EXCLUSIONS  FROM  REPORTING.  Purchases  or sales  in  Covered
                  Securities in an account in which the Access Person has no direct or indirect or control are not subject to the reporting requirements of this Section.

(c) INITIAL HOLDING REPORTS. No later than ten (10) days after an Access Person becomes subject to this Code he or she must report the following information:

                    (i) the title, number of shares and principal amount of each Covered Security (whether or not publicly traded ) in which the Access Person has any direct or indirect Beneficial Ownership as of the date he or she became subject to this Code;

                    (ii) the name of any  broker,  dealer  or bank with whom the
                         Access Person maintained an account in which any securities were held for the Access Person direct or indirect benefit as of the date he or she became subject to this Code; and

                    (iii) the date that the report is submitted.

(d) QUARTERLY TRANSACTION REPORTS. No later than ten (10) days after the end of a calendar quarter, Access Persons must report the following information:

               (i) with respect to any transaction during the quarter in a Covered Security (whether or not publicly traded) in which the Access Person has, or by reason of such transaction acquired, any direct or indirect Beneficial Ownership:


                    (1) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

                    (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                    (3)  the  price  of  the  Covered   Security  at  which  the
                         transaction was effected;

                    (4) the name of the broker, dealer or bank with or through which the transaction was effected; and

                    (5)  the date that the report is submitted.

               (ii) with respect to any account established by the Access Person in which any Covered Securities (whether or not publicly traded) were held during the quarter for your direct or indirect benefit:

                    (1) the name of the broker, dealer or bank with he or she/you established the account;

                    (2)  the date the account was established; and

                    (3)  the date that the report is submitted.

     (e) ANNUAL HOLDINGS REPORTS. Annually, all Access Persons must report the following information (which information must be current as of a date no more than thirty (30) days before the report is submitted):

               (i) the title, number of shares and principal amount of each Covered Security (whether or not publicly traded) in which the Access Person had any direct or indirect beneficial ownership;

               (ii) the name of any broker, dealer or bank with whom you maintain an account in which any securities are held for his or her direct or indirect benefit; and

               (iii) the date that the report is submitted.

     (f) CERTIFICATION OF COMPLIANCE. All Access Persons are required to certify annually (in the form of Attachment A) that they have read and understood the Code and recognize that they are subject to the Code. Further, all Access Persons are required to certify annually that they have complied with all the requirements of the Code and have disclosed or reported all personal securities transactions pursuant to the requirements of the Code.

     (g) ALTERNATIVE REPORTING. The submission to the Review Officer of duplicate broker trade confirmations and statements on all securities transactions shall satisfy the reporting requirements of Section 4.

     (h) REPORT QUALIFICATION. Any report may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the Covered Securities to which the report relates.

     (i) Account Opening Procedures. All Access Persons shall provide written notice to the Review Officer prior to opening any account with any entity through which a Covered Securities transaction may be effected. In addition, Access Persons must promptly:

          (i) provide full access to a Fund, its agents and attorneys to any and all records and documents which a Fund considers relevant to any securities transactions or other matters subject to the Code;

          (ii) cooperate  with  a  Fund,  or  its  agents  and   attorneys,   in
               investigating any securities transactions or other matter subject to the Code.

          (iii)provide a Fund, its agents and attorneys with an explanation (in writing if requested) of the facts and circumstances surrounding any securities transaction or other matter to the Code; and

          (iv) promptly notify the Review Officer or such other individual as a Fund may direct, in writing, from time to time, of any incident of noncompliance with the Code by anyone subject to this Code.

5.       REVIEW OFFICER

     (a) DUTIES OF REVIEW OFFICER. Ms. Katie Harrison, the Compliance Officer of Memorial Advisors, has been appointed as the Review Officer to:

          (i) review all securities transaction and holdings reports and maintain the names of persons responsible for reviewing these reports;

          (ii) identify all persons subject to this Code who are required to make these reports and promptly inform each person of the requirements of this Code;

          (iii)compare,   on  a  quarterly   basis,   all   Covered   Securities
               transactions with each Fund's completed portfolio transactions to determine whether a Code violation may have occurred;

          (iv) maintain a signed acknowledgement by each person who is then subject to this Code, in the form of Attachment A; and

          (v) identify persons who are Investment Personnel of the Fund and inform those persons of their requirements to obtain prior written approval from the Review Officer prior to directly or indirectly acquiring ownership of a security in any private placement.

     (b) POTENTIAL TRADE CONFLICT. When there appears to be a transaction that conflicts with the Code, the Review Officer shall request a written explanation of the person's transaction. If after post-trade review, it is determined that there has been a violation of the Code, a report will be made by the designated Review Officer with a recommendation of appropriate action to the Directors of Memorial Advisors.

     (c) REQUIRED RECORDS. The Review Officer shall maintain and cause to be maintained:

          (i) a copy of any code of ethics adopted by Memorial Advisors which has been in effect during the previous five (5) years in an easily accessible place;

          (ii) a record of any violation of any code of ethics and of any actions taken as a result of such violation, in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurs;

          (iii)a copy of each report made by anyone subject to this Code as required by Section 4 for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place;

          (iv) a list of all persons who are, or within the past five years have been, required to make reports or who were responsible for reviewing these reports pursuant to any code of ethics adopted by Memorial Advisors, in an easily accessible place;

          (v) a copy of each written report and certification required pursuant to Section 5(e) of this Code for at least five (5) years after the end of the fiscal year in which it is made, the first two (2) years in an easily accessible place; and

          (vi) a record of any decision, and the reasons supporting the decisions, approving the acquisition by Investment Personnel of privately placed securities for at least five (5) years after the end of the fiscal year in which the approval is granted.

     (d) POST-TRADE REVIEW PROCESS. Following receipt of trade confirms and statements, transactions will be screened for violations of the Code, including the following:

          (i) same day trades: transactions by Access Persons occurring on the same day as the purchase or sale of the same security by a Fund for which they are an Access Person.

          (ii) portfolio manager trades: transactions by a portfolio manager within seven calendar days before and after a Fund, for which the portfolio manager makes or participates in making a recommendation, trades in that security.

          (iii)potential conflicts: transactions by Access Persons in securities, which, within the most recent 15 days, are or have been held by a Fund or are being or have been considered by a Fund or [Memorial Advisors] for purchase by a Fund.

          (iv) other activities: transactions which that may give the appearance
               than  an  Access   Person  has  executed   transactions   not  in
               accordance with this Code.

     (e) SUBMISSION TO FUND BOARD. The Review Officer shall annually prepare a written report to the Board of Directors of a Fund listed in Appendix B that:

          (i) describes any issues under this Code or its procedures since the last report to the Directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

          (ii) certifies that the Memorial Advisors has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code.

                       MEMORIAL INVESTMENT ADVISORS, INC.
                                 CODE OF ETHICS

                             APPENDIX A: DEFINITIONS

(a)      Access Person:

          (i) of Memorial Advisors means each director or officer of Memorial Advisors, any employee or agent of Memorial Advisors, or any company in a control relationship to Memorial Advisors who, in connection with the person's regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by a Fund advised by Memorial Advisors, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

          (ii) any natural person in a control relationship to Memorial Advisors who obtains information concerning recommendations made to a Fund by Memorial Advisors with regard to the purchase or sale of Covered Securities by the Fund;

(b)      Act means the Investment Company of 1940, as amended.

(c) Beneficial Owner shall have the meaning as that set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities which an Access Person owns or acquires. A beneficial owner of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest (the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities) in a security.

         Indirect pecuniary interest in a security includes securities held by a person's immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships).

(d) Control means the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company. Ownership of 25% or more of a company's outstanding voting securities is presumed to give the holder thereof control over the company. This presumption may be rebutted by the Review Officer based upon the facts and circumstances of a given situation.

(e)      Covered Security means any security except:

          (i)  direct obligations of the Government of the United States;

          (ii) banker's acceptances and bank certificates of deposits;

          (iii)commercial paper and debt instruments with a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a nationally recognized statistical rating organization;

          (iv) repurchase agreements covering any of the foregoing; and

          (v)  shares of registered open-end investment companies.

(f)      Investment Personnel means

          (i) any employee of Memorial Advisors who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund managed by Memorial Advisors; and any individual who controls Memorial Advisors or a Fund for which Memorial Advisors is an investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

(g) Purchase or sale includes, among other things, the writing of an option to purchase or sell.

(h)      Security held or to be acquired by the Fund means

          (i) any Covered Security which, with the most recent 15 days (x) is or has been held by the applicable Fund or (y) is being or has been considered by the applicable Fund or its investment adviser for purchase by the applicable Fund; and

          (ii) and any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

                       MEMORIAL INVESTMENT ADVISORS, INC.

                                 CODE OF ETHICS

                                   APPENDIX B

                             List of Access Persons

                            (as of September 1, 2000)


----------------------- ---------------- ------------------- ------------------ ------------------- ------------------

Memorial Advisors       AP               IP                  As of Date         Fund                End Date

----------------------- ---------------- ------------------- ------------------ ------------------- ------------------
----------------------- ---------------- ------------------- ------------------ ------------------- ------------------

                        Christopher W.   Christopher W.      9/1/2000           Memorial Funds
                        Hamm             Hamm

----------------------- ---------------- ------------------- ------------------ ------------------- ------------------
----------------------- ---------------- ------------------- ------------------ ------------------- ------------------

                                          James L Sullivan   9/1/2000           Memorial Funds


----------------------- ---------------- ------------------- ------------------ ------------------- ------------------
----------------------- ---------------- ------------------- ------------------ ------------------- ------------------

----------------------- ---------------- ------------------- ------------------ ------------------- ------------------

----------------------- ---------------- ------------------- ------------------ ------------------- ------------------


AP=Access Person; IP=Investment Personnel

                       MEMORIAL INVESTMENT ADVISORS, INC.

                                 Code of Ethics

                                  ATTACHMENT A

                                 ACKNOWLEDGEMENT

I understand that I am subject to the Code of Ethics of Memorial Investment Advisors, Inc. I have read and I understand the Memorial Investment Advisors, Inc. Code of Ethics and I certify that I have complied with the requirements of the Code of Ethics and I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

-------------------------------------                         -----------------
                  Signature                                         Date



-------------------------------------
                 Printed Name

         This  form  must be  completed  and  return  to  Memorial's  Compliance
Department: